News Release

Marina Biotech Announces Merger with IthenaPharma

BOTHELL, WA (November 16, 2016) – Marina Biotech, Inc. (OTCQB: MRNA) today announced that it has signed a definitive merger agreement with IthenaPharma Inc., a company focused on the development and commercialization of combination products for pain, arthritis, hypertension, and cancer. IthenaPharma is a part of the Autotelic Inc. consortium of companies. The merger closed on November 15, 2016.

Under the terms of the merger agreement, Marina Biotech is issuing approximately 53,097,022 shares of its common stock, representing approximately 64% of the issued and outstanding shares of its common stock immediately following the completion of the merger, to the stockholders of IthenaPharma. Marina Biotech is also assuming warrants to purchase 300,000 shares of IthenaPharma common stock, which warrants will be exercisable for approximately 2.87 million shares of Marina Biotech common stock. In addition, in order to support the combined company, Dr. Vuong Trieu has committed to funding the operations of Marina with a line of credit of $540,000 as well as operational support at Autotelic. Marina will grant two board seats to IthenaPharma, with the first going to Dr. Vuong Trieu, the chairman of the board of Autotelic, Inc., who will also become chairman of the board of Marina immediately following the closing of the merger, and the second board seat to a person reasonably acceptable to Marina Biotech to be nominated by Mr. Trieu after deal closing.

The merger with IthenaPharma will give Marina Biotech a clear path to revenue and profitability, with the potential for two commercial products by 2019. In addition, scientists at both companies see synergies between IthenaPharma’s drugs and Marina’s CEQ508 drug, unlocking its potential to treat not only familial adenomatous polyposis (FAP) but colorectal cancer in general. Both drugs target Beta-catenin and it is anticipated that within one year following the completion of the merger we would able enter clinical testing against colorectal cancer. The synergy of the combination is anticipated to de-risk and accelerate Marina Biotech’s clinical development program.

Dr. Trieu, an expert in pharmaceutical development and commercialization, currently serves as Chairman of the Board for the Autotelic consortium of companies including Oncotelic, Stocosil, IthenaPharma, LipoMedics, and Autotelic Inc. Previously he was President and CEO of Igdrasol, a developer of 2nd generation Abraxane, where he pioneered the regulatory pathway for approval of paclitaxel nanomedicine through a single bioequivalence trial against Abraxane. When Igdrasol merged with Sorrento Therapeutics, he became CSO and Board Director. At Stocosil he again pioneered the regulatory pathway for taking Olostar, a rosuvastatin/olmesartan FDC into the US as an NDA using only Korean data. He has also been Board Director of Cenomed, a company focusing on CNS drug development. Before that he was Director of Pharmacology, Pharmacokinetics, and Biology at Abraxis Bioscience, where he led the development of albumin encapsulated therapeutics along with building high throughput platform for small molecules, mirRNA, kinases. The Autotelic consortium of companies include the highly successful exit at Igdrasol where it was acquired for up to $1.2 billion by NantPharma and the $10 million equity stake in LipoMedics by Fangsheng Pharmaceuticals Co. Ltd. Dr. Trieu obtained his doctorate in Microbiology/Molecular Biology from the University of Oklahoma.

“This merger is truly transformative for Marina Biotech, which has now become a clinical stage development and commercialization company. I am very excited about the prospects for the new Marina and am confident in our ability to create shareholder value,” said Joseph Ramelli, CEO at Marina. “I have had the pleasure of getting to know Vuong quite well over the last four months and could not be more impressed with his vision and his history of innovation and value creation the biotech industry.”

“Autotelic is a fully integrated pharmaceutical company with strength in regulatory, clinical and commercialization. We welcome the inclusion of Marina into our consortium of companies and looking forward to fully leverage the expertise at Autotelic to unlock the potential at Marina Biotech and build shareholder value for Marina Biotech,” said Dr. Trieu.

About Marina Biotech, Inc.

Marina Biotech is a clinical stage development and commercialization company, with a pipeline focused on treating familial adenomatous polyposis (FAP) and colon cancer. In addition, Marina has a preclinical program for myotonic dystrophy, using its own unique antisense oligonucleotide chemistry and delivery capabilities.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to successfully consummate the merger with IthenaPharma and integrate business the operations of the two companies; (ii) the ability of Marina Biotech to obtain immediate additional funding; (iii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iv) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (v) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (vi) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

For Marina inquires:

Joseph Ramelli

CEO

Marina Biotech, Inc.

(805) 262 7621